Exhibit 99.2
Selected Financial Data
The following table shows our selected financial data for the periods and as of the dates indicated, which is derived from our consolidated financial statements. These consolidated financial statements consist of all of the ownership interests of DCP Midstream, LLC in all of its subsidiaries that owned operating assets ("The DCP Midstream Business"), which we acquired from DCP Midstream, LLC on January 1, 2017. This transfer of net assets between entities under common control was accounted for as if the transfer occurred at the beginning of the period, and prior years were retrospectively adjusted to furnish comparative information, similar to the pooling method. Accordingly, our consolidated financial statements include the historical results of The DCP Midstream Business for all periods presented. We recognize transfers of net assets between entities under common control at DCP Midstream, LLC’s basis in the net assets contributed. The amount of the purchase price in deficit of DCP Midstream, LLC’s basis in the net assets is recognized as an addition to limited partners’ equity. The information contained herein should be read together with, and is qualified in its entirety by reference to, the consolidated financial statements and the accompanying notes included elsewhere in this Form 8-K.
Our operating results incorporate a number of significant estimates and uncertainties. Such matters could cause the data included herein to not be indicative of our future financial condition or results of operations. The table should be read together with Exhibit 99.3 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Form 8-K, which includes our critical accounting estimates.

The following table shows our selected financial and operating data for the periods and as of the dates indicated, which is derived from our consolidated financial statements.

	Year Ended December 31,
	2016	2015	2014	2013	2012 (a)
	(Millions, except per unit amounts)
Statements of Operations Data:
Sales of natural gas, NGLs and condensate	$6,269	$6,779	$13,420	$11,539	$9,712
Transportation, processing and other	647	532	517	463	373
Trading and marketing (losses) gains, net	(23)	119	88	36	86
Total operating revenues	6,893	7,430	14,025	12,038	10,171
Operating costs and expenses:
Purchases of natural gas and NGLs	5,461	5,981	11,828	9,967	8,172
Operating and maintenance expense	670	732	773	691	667
Depreciation and amortization expense	378	377	348	314	291
General and administrative expense	292	281	277	280	297
Asset impairments	—	912	18	—	—
Other (income) expense, net	(65)	10	7	—	—
(Gain) loss on sale of assets, net	(35)	(42)	7	(22)	—
Restructuring costs	13	11	—	—	—
Total operating costs and expenses	6,714	8,262	13,258	11,230	9,427
Operating income (loss)	179	(832)	767	808	744
Interest expense, net	(321)	(320)	(287)	(249)	(193)
Earnings from unconsolidated affiliates (b)	282	184	82	35	34
Income (loss) before income taxes	140	(968)	562	594	585
Income tax benefit (expense) benefit	(46)	102	(11)	(10)	(2)
Net income (loss)	94	(866)	551	584	583
Net income attributable to non-controlling interests	(6)	(5)	(4)	(5)	(5)
Net income (loss) attributable to partners	88	(871)	547	579	578
Net loss (income) attributable to predecessor operations (c)	224	1,099	(130)	(404)	(413)
General partner interest in net income	(124)	(124)	(114)	(70)	(41)
Net income allocable to limited partners	$188	$104	$303	$105	$124
Net income per limited partner unit-basic and diluted	$1.64	$0.91	$2.84	$1.34	$2.28

		Year Ended December 31,
	2016	2015	2014	2013	2012 (a)
	(Millions, except per unit amounts)
Balance Sheet Data (at period end):
Property, plant and equipment, net	$9,069	$9,428	$9,537	$8,420	$7,331
Total assets	$13,611	$13,885	$13,628	$12,684	$10,749
Accounts payable	$735	$545	$977	$1,413	$1,153
Long-term debt	$4,907	$5,669	$5,191	$4,925	$4,408
Partners’ equity	$2,601	$2,772	$2,993	$1,945	$1,405
Predecessor equity	$4,220	$4,287	$2,189	$2,410	$1,877
Non-controlling interests	$32	$33	$33	$34	$35
Total equity	$6,853	$7,092	$5,215	$4,389	$3,317
Other Information:
Cash distributions declared per unit	$3.1200	$3.1200	$3.0525	$2.8630	$2.7000
Cash distributions paid per unit	$3.1200	$3.1200	$3.0050	$2.8200	$2.6600

(a)
Includes the effect of the following acquisitions prospectively from their respective dates of acquisition: (1) a 10% ownership interest in the Texas Express Pipeline acquired from Enterprise Products Partners, L.P. in April 2012; and (2) the Crossroads processing plant and 50% interest in CrossPoint Pipeline, LLC, acquired from Penn Virginia Resource Partners, L.P. in July 2012.

(b)
Includes our proportionate share of the earnings of our unconsolidated affiliates. Earnings include the amortization of the net difference between the carrying amount of the investments and the underlying equity of the entities.

(c)	Includes net (loss) income attributable to The DCP Midstream Business prior to the date of our acquisition from DCP Midstream, LLC.

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